Exhibit (a)(1)(J)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE

NOTICE OF WITHDRAWAL UNDER THE EXCHANGE OFFER

Date:
To:
From:	Cambium Learning Group, Inc.
Re:	Rejected Notice of Withdrawal Under Option Exchange Program

Unfortunately, your Notice of Withdrawal regarding our exchange offer was not accepted for the following reason(s):

•	The withdrawal form was received after the expiration deadline for the Exchange Offer. We cannot process your withdrawal.

•	The withdrawal form was not properly signed, the box was not checked or you did not include the complete form, including Schedule A.

If you wish to withdraw your previously delivered Election Form, please complete and sign the attached Notice of Withdrawal and deliver it to Cambium so that it is received before 5:00 p.m., Eastern Time, on the Expiration Date, which we expect will be July 24, 2013 (or a later Expiration Date if we extend the offer), using one of the following means:

By Mail or Delivery Service:	By Facsimile:
Cambium Learning Group, Inc.	Cambium Learning Group, Inc.
Attention: Todd Buchardt	Attention: Todd Buchardt
17855 North Dallas Parkway, Suite 400	Facsimile: (214) 424-6425
Dallas, TX 75287

By E-mail:
todd.buchardt@cambiumlearning.com

Please ensure that you receive a confirmation of receipt from us after you submit your Notice of Withdrawal. If we do not receive a properly completed and signed Notice of Withdrawal from you before the expiration of the exchange offer, all of your Eligible Options will be cancelled for exchange under the exchange offer.

You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Notice of Withdrawal, or other documents relating to this exchange offer) to Todd Buchardt, by facsimile to (214) 424-6425, by mail or delivery service to Cambium Learning Group, Inc., Attention: Todd Buchardt, 17855 North Dallas Parkway, Suite 400, Dallas, Texas 75287, by phone at (214) 932-9590, or by e-mail to todd.buchardt@cambiumlearning.com.